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Pricing Supplement dated November 3, 2005 	                Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                   File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	              TOYOTA MOTOR CREDIT CORPORATION
	         Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________
Principal Amount: $100,000,000		   Trade Date: November 3, 2005
Issue Price: 100%			   Original Issue Date: November 8, 2005
Initial Interest Rate:  See "Additional    Net Proceeds to Issuer: $99,970,000
Terms of the Notes -- Interest"		   Principal's Discount
Interest Payment Period: Quarterly	      or Commission: 0.03%
Stated Maturity Date: May 8, 2007
________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	     [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note	           (Fixed Rate Commencement
              (Fixed Interest Rate): 		    Date):
   [ ]  Other Floating Rate Note		   (Fixed Interest Rate):
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [X] Prime Rate
             [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
             [ ]  LIBOR	    [ ]  Treasury Rate	 [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                     [ ]  Telerate Page: 3750

   Initial Interest Reset Date: November 9, 2005   Spread (+/-): -2.93%
   Interest Rate Reset Period: Daily		   Spread Multiplier:  N/A
   Interest Reset Dates: Each Business Day	   Maximum Interest Rate: N/A
   Interest Payment Dates: the 8th of each
      February, May, August and November	   Minimum Interest Rate:  N/A
      commencing February 8, 2006	           Index Maturity: Daily
  						   Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from November 8, 2005 to May 8, 2007
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	                   ___________________________

                          J.P. Morgan Securities Inc.


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                          ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to the Prime Rate on November 8, 2005 minus 2.93%. Notwithstanding anything contained in the Prospectus Supplement to the contrary, (i) the Interest Determination Date with respect to the Notes will be the same Business Day as the related Interest Reset Date; and (ii) the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the date of Maturity) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date.

Minimum Denomination

      Each Note will be issued in a minimum denomination of $100,000 and in $1,000 increments thereafter.

Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. ("JPMorgan") and Morgan Stanley & Co. Incorporated
(the "Agreement"), JPMorgan, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.97% of their principal amount. JPMorgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

Under the terms and conditions of the Agreement, JPMorgan is committed to take and pay for all of the Notes offered hereby if any are taken.